Exhibit 99

Cardinal Bankshares Corporation Announces Operating Results

FLOYD, VA, November 11, 2009 – Cardinal Bankshares Corporation (“CBC” or “The Company”) released operating results for the nine months ending September 30, 2009.

Total assets, loans and deposits all increased over year-end 2008 results. Total assets of $233.2 million increased 5.5% or $12.2 million. Total loans of $154.8 million increased $6.9 million or 4.6%. Total deposits of $201.0 million increased 6.3% or $12.0 million.

Net Income was $280 thousand, which represented a 77% decline in earnings compared to the same period in 2008. Earnings were adversely affected by continued low interest rates paid on overnight deposits, increasing regulatory costs, additions to the provision for loan losses and the expensing of the special FDIC assessment.

The provision for loan losses was increased $576 thousand during the first nine months of 2009.

Current standards require all banks to maintain Tier 1 Capital of 4% and Total Capital of 8% to be considered well capitalized. Cardinal Bankshares Corporation on a consolidated basis has Tier 1 Capital of 18.46% and Total Capital of 19.5%, while the Bank of Floyd has Tier 1 Capital of 12.64% and Total Capital of 13.79%.

“Although earnings remain below expectations, the Board and Executive Management remain optimistic and are encouraged by asset, loan and deposit growth. The additions to the provision for loan losses were made after careful and prudent examination of the loan portfolio, taking into consideration the current state of the economy, anticipated future deterioration of the commercial real estate market and unprecedented unemployment not seen since the depression. While focusing on improving earnings, Cardinal Bankshares Corporation and the Bank of Floyd retain a very strong capital position during these trying economic times when many fellow banks are faltering and continues to provide a conservative, safe and sound financial institution with which its customers can feel confident”, stated Leon Moore, Chairman, CEO & President.